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                                                                   EXHIBIT 10.20

                   Number Nine Visual Technology Corporation
                              18 Hartwell Avenue
                              Lexington, MA 01273

                                                       October 6, 1997

John G. Thompson
10 Gilboa Lane
Nashua, NH 03062

Dear John:

     The purpose of this Letter Agreement is to confirm the terms of your separation from Number Nine Visual Technology Corporation ("Number Nine"), a Delaware corporation. The severance pay and benefits described below are contingent on your agreement to and compliance with the terms of this Letter Agreement. Based upon your stated willingness to enter into such an agreement, this Letter Agreement has been prepared which sets forth the specific understandings between you and Number Nine.

     1.   Resignation:  You hereby resign as the President, Chief Operating
          ------------
Officer, member of the Board of Directors and any other position with Number Nine effective October 6, 1997 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of Number Nine and that you shall not represent yourself in the future as an employee or agent of Number Nine.

     2.   Severance Pay and Benefits:  In exchange for the mutual covenants set
          ---------------------------
forth in this Letter Agreement, and commencing on the eighth (8th) day following your execution of this Letter Agreement (the "Effective Date") Number Nine agrees to provide you with continuation at Number Nine's expense of your participation in Number Nine's medical and dental insurance programs to the same extent that such insurance is provided to persons employed by Number Nine until August 30, 1998. You shall have the right to continue your medical and dental insurance after such date pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); provided, however, the COBA period shall be deemed to have commenced on October 6, 1997.

     In recognition of the services you have provided to Number Nine, Number Nine agrees that prior to December 31, 1997 it will make a contribution of $40,000 to Monroe Community College Scholarship Foundation. Number Nine will make not less than $20,000 of this contribution on or before October 15, 1997, an additional $10,000 on or before November 15, 1997 and an additional $10,000 on or before December 15, 1997. Number Nine will make the checks payable to Monroe Community College Scholarship Foundation and will deliver them to you for delivery to Monroe Community College Scholarship Foundation.

     You expressly acknowledge and agree that the Severance Pay and Benefits provided for herein are not otherwise due or owing to you under any employment agreement (oral or written) or Number Nine policy or practice. You further acknowledge that you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation, benefit or reimbursement that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Number Nine.


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     Without limiting the generality of the foregoing, you expressly acknowledge and agree that the terms and conditions set forth in this Letter Agreement superceed the terms of that certain Letter Agreement between you and Number Nine dated May 11, 1996, and that this Letter Agreement, together with that certain Non-Compete and Confidentiality Agreement dated May 15, 1996 between you and the Company shall constitute the sole agreement between you and Number Nine.

     You further agree that through December 31, 1997 you shall be available, upon reasonable notice, either by telephone or, if Number Nine believes necessary, in person to assist Number Nine in any matter relating to the services performed by you during your employment with Number Nine. You further agree that through such date and thereafter that you shall cooperate fully with Number Nine in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Number Nine, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (and, to the extent possible, outside of work obligations you may have) to meet with Number Nine in connection with any regulatory matters, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting Number Nine. You further agree that should you be contacted (directly or indirectly) by any party representing a party adverse to Number Nine, you shall promptly (within 48 hours) notify Michael Albanese at Number Nine.

     3.  Property:  Number Nine acknowledges that you have in your possession
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two chairs which are the property of Number Nine.  Effective on the eighth (8th)
day following your execution of this Letter Agreement, Number Nine transfers to you such chairs. Except for such chairs, you represent that you have returned to Number Nine all property of every kind and nature belonging to Number Nine in your possession.

     4.  Stock Rights:  The parties hereby incorporate by reference the terms
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and conditions of the Stock Options granted to you under the Number Nine
Computer Corporation 1996 Employee, Director and Consultant Stock Option Plan (the "1996 Options"). The parties further agree that as of the date hereof, a total of 137,500 options are vested and that you may exercise such options at a price of $3.07 per share only on or after December 31, 1997 and that all of such options will terminate on January 6, 1998, and that from and after the date hereof, and notwithstanding any of the terms of the option agreements to the contrary, no further options shall vest. You acknowledge and agree that you shall not buy or sell any shares of Number Nine stock including, but not limited to, any shares acquired by you upon exercise of options that you may exercise under the 1996 Options, until the November 1997 trading window. Except for the foregoing, you acknowledge and agree that you do not have now, and shall not in the future have, any rights in, including any rights to vest in, any stock options under any Number Nine stock or stock option plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment.

     5.  Confidentiality/Non-Competition/Non-Solicitation:  You hereby agree and
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acknowledge the following:

     (i) that you shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Number Nine's trade secrets and/or

                                      -2-
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     confidential and proprietary documents and information (including, but not limited to, any information regarding Number Nine's financial conditions, products, product development, sales and any other similar information, but excluding information that is publicly available, and that you have and shall continue to abide by the convenants set forth in the "Noncompete and Confidentiality Agreement" dated May 15, 1996 (which agreement is attached hereto as Exhibit A and incorporated herein by reference).

     (ii) that all information relating in any way to the subject matter of this Agreement, including the terms and amount of this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

     (iii) that you shall not make any statements that are disparaging about or adverse to the business interests of Number Nine (including its officers, directors and employees) or which are intended to harm the reputation of Number Nine including, but not limited to, any statements that disparage any product, service, finances, financial condition, capability or any other aspect of the business of Number Nine.

     (iv) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Number Nine of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Number Nine, shall entitle Number Nine to recover any monies already paid to you pursuant to paragraph 2 of this Agreement.

     6.  Release of Claims:  You hereby agree and acknowledge that by signing
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this Letter Agreement and accepting the Severance Pay and Benefits, and other good and valuable consideration provided for in this Letter Agreement, you are waiving any right to assert any form of legal claim against Number Nine (which term shall be deemed to include its divisions, affiliates and subsidiaries and all related entities, and its and their officers, directors, employees, agents, attorneys, contractors, successors and assigns) of any kind whatsoever arising from the beginning of time through the Effective Date. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against Number Nine seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Number Nine up through the Effective Date. You understand that there could be unknown or unanticipated claims resulting from your employment with Number Nine and the termination thereof and agree that such claims are intended to be and are included in this waiver and release. Furthermore, you agree not to participate in any Claims, and waive any recovery for any Claims, brought on your behalf by a third party against Number Nine.

     Without limiting the foregoing general waiver and release, you specifically waive and release Number Nine from any Claim arising from or related to your employment relationship with Number Nine or the termination thereof, including, without limitation:

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     **   Claims under any state or federal discrimination related statute, regulation or executive order, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, mental or physical disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Massachusetts Fair Employment Practices Statute, the Massachusetts Civil Rights Acts, the Massachusetts Equal Protection Act, the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Equal Pay Act and the Americans with Disabilities Act.

     ** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state statute.

     ** Claims under any state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction or emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     ** Any other Claim arising under state or federal law, including, without limitation, unfair and deceptive trade practices statutes.

     Nothwithstanding the foregoing, this paragraph shall not release Number Nine from any obligation expressly set forth in this Letter Agreement, nor shall it release Number Nine from the ongoing indemnification obligations set forth in the Certificate of Incorporation or Bylaws of Number Nine.

     You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay and Benefits. You further acknowledge and agree that the provision to you of the Severance Pay and Benefits is not, and is not intended to be, an admission of any liability on the part of the parties hereby released or an indication that they expect any liability to hereafter arise, and that such releases deny any liability.

     Number Nine and you hereby acknowledge that because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act ("OWBPA"), which prohibits discrimination on the basis of age, and that the release set forth in this section is intended to release any right that you have to file a claim against Number Nine alleging discrimination on the basis of age. Consistent with the provisions of OWBPA, Number Nine is providing you with twenty-one (21) days in which to consider and accept the terms of this Letter

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Agreement by signing below.  In addition, you may rescind your assent to this
Agreement if, within seven (7) days after the date you sign this Letter Agreement, you deliver a notice of recision to Michael Albanese at Number Nine. To be effective, such recision must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Michael Albanese, Human Resources, Number Nine Visual Technology Corporation at 18 Hartwell Avenue, Lexington, MA 02173.

     7.  Entire Agreement/Choice of Law/Full Agreement: Except as expressly
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provided for in this Letter Agreement (e.g., your obligations set forth in the
                                       ---
your Confidentiality and Noncompetition Agreement), this Letter Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between you and Number Nine. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Letter Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The provisions of this Letter Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     It is Number Nine's desire and intent to make certain that you fully understand the provisions and effects of this Letter Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel. By executing this Letter Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Letter Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress and that neither Number Nine nor its agents or representatives have made any representations inconsistent with the provisions of this Letter Agreement.

     If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Letter Agreement to Mike Albanese at Number Nine.

                                            Very truly yours,

                                            Number Nine Visual Technology
                                            Corporation


                                            By: /s/ Michael Albanese
                                                -------------------------
                                                Michael Albanese


Confirmed and Agreed:
John G. Thompson

/s/ John G. Thompson
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Dated: 10/6/97
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